UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 11, 2013

BOLDFACE Group, Inc.

(Exact name of registrant as specified in its charter)

Nevada	333-148722	02-0811868
(State or other jurisdiction	(Commission File	(I.R.S. Employer
of incorporation)	Number)	Identification No.)

1309 Pico Blvd., Suite A

Santa Monica, CA 90405

(Address of principal executive offices, including zip code)

(310) 450-4501

(Registrant’s telephone number, including area code)

Copy to:

Adam S. Gottbetter, Esq.

Gottbetter & Partners, LLP

488 Madison Avenue, 12th Floor

New York, NY 10022

Phone: (212) 400-6900

Facsimile: (212) 400-6901

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01	Other Events.

As previously reported, on November 30, 2012, BOLDFACE Group, Inc. (the “Company”) filed a complaint for a declaratory judgment in the United States District Court for the Central District of California, Western Division, against By Lee Tillett, Inc. (“Tillett”), relating to the Company’s “KHROMA BEAUTY” trademark, and on January 9, 2013, Tillett filed an answer and counterclaim against the Company and others.

On March 11, 2013, the United States District Court for the Central District of California, Western Division, granted Tillett’s motion for a preliminary injunction against the Company that would prevent us from using the KHROMA BEAUTY trademark or any mark that is confusingly similar to “KROMA” within the United States in connection with cosmetics goods and services. However, the court stayed the enforcement of the injunction for seven days to allow the Company to appeal to the United States Court of Appeals for the Ninth Circuit and seek a further stay from the Ninth Circuit pending the appeal.  We filed a notice of appeal and motion for stay pending appeal on March 18, 2013, and as a result the stay of the preliminary injunction will remain in effect until the Ninth Circuit rules on the Company’s motion.  Tillett has 10 days, or until March 28 to file an opposition.

The court has not issued any final decision on the merits. If and when the stay is lifted, the preliminary injunction will remain in effect until a final decision on the merits is reached.  While the injunction, if it goes into effect, would require the Company to stop future product shipments, advertising and marketing using the KHROMA BEAUTY mark, it would not require us to recall or otherwise pull any already shipped products from shelves in any stores, as erroneously reported in numerous publications.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: March 22, 2013	BOLDFACE GROUP, INC.

	By:	/s/ Nicole Ostoya
Name: Nicole Ostoya
Title: Chief Executive Officer and President

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